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                                JCM PARTNERS, LLC
                                  P.O. Box 3000
                             Concord, CA 94522-3000


                                  June 27, 2001

BY EDGAR

Securities and Exchange Commission
Division of Corporate Finance
Attention:  Karen J. Garnett
450 Fifth Street, N.W.
Washington, D.C.  20549

         JCM PARTNERS, LLC
         REGISTRATION STATEMENT ON FORM 10, SEC FILE NO. 000-32653

Dear  Ms. Garnett:

Reference is hereby made to the Registration Statement on Form 10 (SEC File No. 000-32653), filed by JCM Partners, LLC (the "Company") on April 30, 2001 (the "Registration Statement").

As authorized by the staff's letter to the Company dated June 12, 2001, the Company hereby withdraws the Registration Statement as it is unable to resolve the staff's comments before the effective date of June 30, 2001. The Company intends to file an amended Form 10, including changes responsive to the staff's comments, in July 2001.

                                        Sincerely,

                                        JCM Partners, LLC


                                        By: /s/ Brian S. Rein
                                            ------------------------------------
                                            Brian S. Rein
                                            Chief Operating Officer


cc:  Ms. Grace Lee
     Ms. Gayle M. Ing